SCHEDULE 14C INFORMATION STATEMENT
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
(Amendment No. __)

Check the appropriate box:

[_]	Preliminary Information Statement
[_]	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(21))
[X]	Definitive Information Statement

INTEGRATED HEALTHCARE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
_______________________________
Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

[_]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined.): ________

4)	Proposed maximum aggregate value of transaction: ___________

5)	Total Fee Paid: _________

[_]	Fee paid previously with preliminary materials.

[_]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid: _________

2)	Form, Schedule or Registration Statement No.: _________

3)	Filing Party: _________

4)	Dated Filed: _________

INTEGRATED HEALTHCARE HOLDINGS, INC.
1301 NORTH TUSTIN AVENUE
SANTA ANA, CALIFORNIA 92705
__________________________________

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT
__________________________________

June 29, 2010

We are writing to advise you that Integrated Healthcare Holdings, Inc. (the “Company”) intends to amend and restate its Articles of Incorporation in the form attached as Appendix A (the “Amended Articles”) to increase the Company’s authorized shares of Common Stock, $.001 par value per share, from 500,000,000 to 800,000,000 shares.

This action was approved on January 20, 2010 by a majority vote of our Board of Directors.  In addition, stockholders holding a majority of our outstanding shares of Common Stock approved this action by written consent in lieu of a meeting on or about April 30, 2010, in accordance with the relevant sections of the Nevada Revised Statutes and our Bylaws.

This action will not be effective until we file the Amended Articles with the Nevada Secretary of State.  We intend to file the Amended Articles 20 days after this Information Statement is first mailed to our stockholders, or as soon thereafter as is practicable.

Our primary purpose in increasing the number of authorized shares of Common Stock is to provide sufficient authorized shares to fulfill our obligations to issue Common Stock under equity instruments issued by the Company.  We also wish to better position the Company to take advantage of possible future financing opportunities and other corporate purposes, as the Board of Directors determines in its discretion to be in the best interests of the Company.

No action is required by you.  The accompanying Information Statement is furnished only to inform our stockholders of the action described above before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Act of 1934.  This Information Statement is being mailed to you on or about June 30, 2010.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

/s/ Kenneth K. Westbrook Kenneth K. Westbrook Chief Executive Officer

INTEGRATED HEALTHCARE HOLDINGS, INC.
__________________________________

INFORMATION STATEMENT
__________________________________

INFORMATION CONCERNING ACTION BY WRITTEN CONSENT

This Information Statement is being mailed or furnished to the stockholders of Integrated Healthcare Holdings, Inc. (the “Company”) in connection with the approval by the Company’s Board of Directors on January 20, 2010 of the amendment and restatement of the Articles of Incorporation of the Company in the form attached as Appendix A (the “Amended Articles”), and the approval on or about April 30, 2010 of the Amended Articles by written consent of the holders of a majority of the outstanding shares of Common Stock of the Company.  Accordingly, all necessary corporate approvals in connection with the approval of the Amended Articles have been obtained and this Information Statement is furnished solely for the purpose of informing the stockholders of the Company, in the manner required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of these corporate actions before they take effect.

This Information Statement is first being mailed or furnished to the stockholders of record of the Company on or about June 30, 2010.  The Information Statement is being delivered only to inform you of the corporate action described herein before it takes effect in accordance with Rule 14c-2 promulgated under the Exchange Act.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Nevada Revised Statutes require that, in order for us to amend our Articles of Incorporation, such amendment must be approved by our Board of Directors and approved by a majority or the outstanding shares entitled to vote thereon.  The Nevada Revised Statutes also provide than any action which may be taken at a meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of a majority of the outstanding shares entitled to vote.

As of April 30, 2010, there were 255,307,262 shares of our Common Stock outstanding.  On such date, Kali P. Chaudhuri, M.D. and William E. Thomas, who hold an aggregate of 138,349,832 outstanding shares of Common Stock, constituting a majority of our outstanding shares entitled to vote, approved the Amended Articles.  There will not be a meeting of stockholders and none is required under Nevada law because this action has been approved by written consent of the holders of a majority of outstanding shares.

We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as set forth below, no director, executive officer or associate of any director or executive officer has any substantial interest, direct or indirect, by security holdings or otherwise, in the increase in number of shares of authorized Common Stock which is not shared by all other stockholders of the Company.

•
Kali P. Chaudhuri, M.D. has an interest in the proposed action due to his direct and indirect holdings of warrants to acquire additional shares of Common Stock.  See “COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” below. William E. Thomas, a director of the Company, is Executive Vice President and General Counsel of Strategic Global Management, Inc., a company owned and controlled by Dr. Chaudhuri. In addition, Dr. Chaudhuri and Mr. Thomas each have preemptive rights to subscribe for additional securities that may be issued by the Company, as described further below under “DEBT REFINANCING AND EQUITY INSTRUMENTS.”

•	Our directors and executive officers currently hold stock options to acquire an aggregate of 5,050,000 shares of Common Stock.

As explained further under “PROPOSAL TO AMEND AND RESTATE THE ARTICLES OF INCORPORATION” below, the proposed action is necessary for the Company to fulfill its obligations to issue shares under all outstanding equity instruments, including the warrants and stock options discussed above.

EFFECTIVE DATE OF AMENDMENT

The amendment and restatement of our Articles of Incorporation will become effective upon the filing with the Nevada Secretary of State of the Amended Articles, a copy of which is attached hereto as Appendix A.  We intend to file the Amended Articles 20 days after this Information Statement is first mailed to stockholders, or as soon thereafter as is practicable.

INFORMATION STATEMENT COSTS

The cost of delivering this Information Statement, including the preparation, assembly and mailing of the Information Statement, as well as the cost of forwarding this material to the beneficial owners of our capital stock will be borne by us.  We may reimburse brokerage firms and others for expenses in forwarding Information Statement materials to the beneficial owners of our capital stock.

DISSENTERS’ RIGHTS

The Nevada Revised Statutes do not provide for dissenters’ right of appraisal in connection with an increase in the authorized shares of Common Stock.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our Common Stock as of April 30, 2010 by:

•	each stockholder known to us to own beneficially more than 5% of our Common Stock;
•	each of our directors and executive officers; and
•	all of our current directors and executive officers as a group.

Except as otherwise noted below, the address of each person or entity listed on the table is 1301 North Tustin Avenue, Santa Ana, California 92705.  The address of Dr. Kali P. Chaudhuri, KPC Resolution Company, LLC, and William E. Thomas is 6800 Indiana Avenue, Suite 130, Riverside, CA 92506.  The address of Silver Point Capital, L.P. is Two Greenwich Plaza, 1st Floor, Greenwich, CT 06830.  The address of Orange County Physicians Investment Network, LLC and Dr. Anil V. Shah is 2621 S. Bristol Street, Santa Ana, CA 92704.

NAME	BENEFICIAL OWNERSHIP (1)	PERCENTAGE OF TOTAL (2)

DIRECTORS AND EXECUTIVE OFFICERS
Maurice J. DeWald (3)	350,000	*
Hon. C. Robert Jameson (3)	183,333	*
Ajay G. Meka, M.D. (3)(4)	300,000	*
Michael Metzler (3)	183,333	*
J. Fernando Niebla (3)	350,000	*
William E. Thomas (5)	9,931,831	3.89%
Kenneth K. Westbrook (3)	1,500,000	*
Steven R. Blake (3)	275,000	*
Daniel J. Brothman (3)	1,000,000	*
All current directors and executive officers as a group (9 persons)	14,073,497	5.51%

PRINCIPAL STOCKHOLDERS
Kali P. Chaudhuri, M.D. (6)	437,601,334	77.55%
KPC Resolution Company, LLC (7)	139,000,000	35.25%
Silver Point Capital, L.P. (8)	96,000,000	27.33%
Orange County Physicians Investment Network, LLC (9)	73,798,430	28.91%
Anil V. Shah, M.D. (10)	19,812,000	7.76%
* Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of Common Stock subject to options, warrants and convertible instruments that are exercisable or convertible within 60 days of April 30, 2010 are deemed outstanding for computing the percentage of the person holding such option, warrant or convertible instrument, but are not deemed outstanding for computing the percentage of any other person.  In addition, the information in this table assumes that all shares subject to options, warrants and convertible instruments may be issued by the Company notwithstanding that the total number of shares subject to options, warrants and convertible instruments may exceed the 500,000,000 authorized shares of Common Stock under the Company’s Articles of Incorporation as of April 30, 2010, since the Company has received approval to increase its authorized shares to 800,000,000 as discussed elsewhere in this Information Statement.  Except as reflected in the footnotes or pursuant to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2)
Percentages are based on 255,307,262 shares of Common Stock outstanding as of April 30, 2010, which does not include up to 17,819,343 shares of Common Stock which may be issued under the Company’s 2006 Stock Incentive Plan, and are otherwise calculated in accordance with Rule 13d-3 under the Exchange Act.

(3)	Consists of a portion of a stock option award approved by the Board of Directors which is exercisable within 60 days of April 30, 2010 pursuant to the Company’s 2006 Stock Incentive Plan.

(4)	Dr. Meka is a member of Orange County Physicians Investment Network, LLC (“OC-PIN”) and disclaims beneficial ownership of shares held by OC-PIN except to the extent of his pecuniary interest therein.

(5)
Consists of 9,748,498 issued and outstanding shares and a portion of a stock option award approved by the Board of Directors which is exercisable within 60 days of April 30, 2010 pursuant to the Company’s 2006 Stock Incentive Plan.

(6)
Consists of 128,601,334 issued and outstanding shares (including 30,600,000 shares for which stock certificates have been issued but not delivered pending payment of the purchase price), 170,000,000 shares which may be acquired by Kali P. Chaudhuri, M.D. pursuant to a three-year warrant issued to him on April 13, 2010, and 139,000,000 shares which may be acquired by KPC Resolution Company, LLC (“KPC Resolution”) pursuant to a three-year warrant issued to it on April 13, 2010.  Dr. Chaudhuri is the manager of KPC Resolution and, as a result, he may be deemed to be the beneficial owner of the securities held by KPC Resolution.  Dr. Chaudhuri disclaims beneficial ownership of the reported securities held by KPC Resolution except to the extent of his pecuniary interest therein.

(7)	Consists of 139,000,000 shares which may be acquired by KPC Resolution pursuant to a three-year warrant issued to it on April 13, 2010.

(8)
Consists of 79,182,635 shares and 16,817,365 shares which may be acquired by SPCP Group, LLC and SPCP Group IV, LLC (the “Funds”), respectively, pursuant to three-year warrants issued to the Funds on April 13, 2010.  Silver Point Capital, L.P. (“Silver Point”) is the investment manager of the Funds and, by reason of such status, may be deemed to be the beneficial owner of all of the reported securities held by the Funds. Silver Point Capital Management, LLC (“Management”) is the general partner of Silver Point and, as a result, may be deemed to be the beneficial owner of the securities held by the Funds.  Messrs. Edward A. Mule and Robert J. O’Shea are each members of Management and, as a result, may be deemed to be the beneficial owner of all of the securities held by the Funds.  Silver Point, Management and Messrs. Mule and O’Shea disclaim beneficial ownership of the reported securities held by the Funds except to the extent of their respective pecuniary interests therein.

(9)	Includes 14,700,000 shares for which stock certificates have been issued but not delivered pending payment of the purchase price.

(10)
Includes 14,700,000 shares for which stock certificates have been issued but not delivered pending payment of the purchase price, and does not include any shares held of record by OC-PIN.  Dr. Shah is a member of OC-PIN. The inclusion of 5,112,000 shares in Dr. Shah's holdings is based on information filed by Dr. Shah in a Schedule 13D/A filed on April 9, 2009.  The Company has  no independent information verifying the acquisition of such shares by Dr. Shah.

PROPOSAL TO AMEND AND RESTATE THE ARTICLES OF INCORPORATION

On January 20, 2010, our Board of Directors approved the amendment and restatement of the Articles of Incorporation of the Company in the form attached as Appendix A to increase the Company’s authorized shares of Common Stock from 500,000,000 to 800,000,000 shares.

On or about April 30, 2010, the Amended Articles were approved by written consent of the holders of a majority of the outstanding shares of Common Stock of the Company.  Accordingly, all necessary corporate approvals in connection with the approval of the Amended Articles have been obtained.

Our Board of Directors approved the increase in authorized shares of Common Stock to provide sufficient authorized shares to fulfill our obligations to issue shares under equity instruments previously issued by the Company to better position the Company to take advantage of possible future financing opportunities and other corporate purposes, as the Board of Directors determines in its discretion to be in the best interests of the Company.

The Company currently has outstanding warrants which are exercisable for up to an aggregate of 405,000,000 shares of Common Stock.  In addition, the Company has outstanding stock options to acquire an aggregate of 9,145,000 shares, and an aggregate of 8,674,343 shares remain eligible for issuance under the Company’s 2006 Stock Incentive Plan (subject to annual increases as provided in the Plan).  Therefore it is necessary to increase our authorized shares to be able to fulfill our commitments to issue all of these additional shares.

The following table summarizes our outstanding instruments and equity plans under which we may be obligated to issue shares of Common Stock.

Common Stock Equivalents*

Outstanding shares of common stock	255,307,262

Outstanding warrants (name of record holder)
Kali P. Chaudhuri, M.D.	170,000,000
KPC Resolution Company, LLC	139,000,000
SPCP Group IV, LLC	79,182,635
SPCP Group, LLC	16,817,365

Outstanding options (employees and directors)
Stock options – granted or approved	9,145,000
Stock options – ungranted	8,674,343
Total Common Stock Equivalents	678,126,605

* Assumes all remaining shares eligible under the Company's stock option plan are issued.

Except as set forth in the above table, the Company has no plans, commitments, arrangements, understandings or agreements, either written or oral, regarding the issuance of Common Stock following the proposed increase of authorized shares to 800,000,000 shares described in this Information Statement.

In addition, the Company wishes to be able to take advantage of possible future financing opportunities and other corporate purposes, as the Board of Directors determines in its discretion to be in the best interests of the Company.  The additional shares could be used, among other things, for stock dividends, acquisitions of other companies, public or private financings to raise additional capital and stock-based employee benefit plans.

Under the Amended Articles, the newly authorized shares would be unreserved and available for issuance by the Company without further stockholder action, except as required by current agreements executed by the Company and applicable laws and regulations.  All of the additional shares resulting from the proposed increase in our authorized shares of Common Stock would be of the same class if and when they are issued, and holders would have the same rights and privileges as holders of shares of Common Stock presently issued and outstanding, including the same dividend, voting and liquidation rights.

Except as described below under “DEBT REFINANCING AND EQUITY INSTRUMENTS”, the holders of our Common Stock generally do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any additional shares in connection with a new issuance of capital stock of the Company in order to maintain their proportionate ownership of our Common Stock.  Accordingly, if our Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and equity ownership of current stockholders.

The proposed increase in authorized number of shares of Common Stock could have an anti-takeover effect.  The availability for issuance of additional shares of Common Stock could discourage, or make more difficult, efforts to obtain control of the Company because such shares could be issued to dilute the voting power of a person seeking control.  For example, it may be possible for our Board of Directors to delay or impede a merger, tender offer, or proxy contest that it determines is not in the best interests of the Company and stockholders by causing such additional authorized shares to be issued to holders who might side with the board in opposing such a takeover or change in control.  By potentially discouraging unsolicited takeover attempts, the proposed amendment may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or under a merger proposal and may also have the effect of permitting our current management, including the current Board of Directors, to retain its position and resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business.

DEBT REFINANCING AND EQUITY INSTRUMENTS

On April 13, 2010, the Company entered into an Omnibus Credit Agreement Amendment (the “Omnibus Amendment”) with SPCP Group IV, LLC and SPCP Group, LLC (together, “Silver Point”), Silver Point Finance, LLC, as the Lender Agent, Pacific Coast Holdings Investment, LLC (“PCHI”), Ganesha Realty, LLC (“Ganesha”), Kali P. Chaudhuri, M.D. and KPC Resolution Company, LLC.  KPC Resolution and Ganesha are companies owned and controlled by Dr. Chaudhuri.  Ganesha is a member of PCHI with a 49% membership interest.

The Omnibus Amendment amended the Credit Agreement ($80.0 million facility) dated as of October 9, 2007, as amended (the “$80.0 Million Credit Agreement”), the Revolving Credit Agreement ($50.0 million facility) dated as of October 9, 2007, as amended  (the “$50.0 Million Revolving Credit Agreement”), and the Credit Agreement ($10.7 million facility) dated as of October 9, 2007, as amended (the “$10.7 Million Credit Agreement” and together with the $80.0 Million Credit Agreement and the $50.0 Million Credit Agreement, the “Credit Agreements”), by and among the Company and certain affiliates of Medical Capital Corporation (“MCC”), the Company’s prior lender which was placed in receivership.

The Company entered into the Omnibus Amendment in connection with the Loan Purchase and Sale Agreement, dated as of January 13, 2010, as amended, by and between KPC Resolution and MCC’s receiver.  Under the Loan Purchase Agreement, KPC Resolution agreed to purchase all of the Credit Agreements from the receiver for MCC for $70.0 million.  Concurrent with the closing of the Loan Purchase Agreement, KPC Resolution sold its interest in acquiring the Credit Agreements to Silver Point, and KPC Resolution purchased from Silver Point a participation interest in the Credit Agreements.  On April 13, 2010, concurrent with the effectiveness of the Omnibus Amendment and the closing of the Loan Purchase Agreement, Silver Point acquired all of the Credit Agreements, including the security agreements and other ancillary documents executed by the Company in connection with the Credit Agreements.

The following are material terms of the Omnibus Amendment:

The Stated Maturity Date under each Credit Agreement was changed to April 13, 2013.  The Credit Agreements were otherwise due to mature on October 8, 2010.  Effectively affirming an antecedent release of prior claims between the Company and MCC’s receiver, Silver Point agreed to waive certain events of default that had occurred under the Credit Agreements and waived all accrued and unpaid interest and fees under the Credit Agreements as of April 13, 2010. Silver Point also agreed to reduce the outstanding principal balances under the Credit Agreements by $1.0 million.

The $80.0 Million Credit Agreement was amended so that the $45.0 Million Real Estate Term Loan (the “$45.0 Million Loan”) and $35 Million Non-Revolving Line of Credit Loan (the “$35.0 Million Loan”) will each bear a fixed interest rate of 14.5% per year.  These loans previously bore interest rates of 10.25% and 9.25%, respectively.  In addition, the Company agreed to make certain mandatory prepayments of the $35.0 Million Loan if it receives proceeds from certain new financing of its accounts receivable or provider fee funds from Medi-Cal under California AB 1383.

The $50.0 Million Revolving Credit Agreement was amended so that Silver Point will, subject to the terms and conditions contained therein, make up to $10.0 million in new revolving funds available to the Company for working capital and general corporate purposes.  Each advance under the $50.0 Million Revolving Credit Agreement will bear interest at an annual rate of Adjusted LIBOR (calculated as LIBOR subject to certain adjustments, with a floor of 2% and a cap of 5%) plus 12.5%, compared to an interest rate of 24% that was previously in effect under the $50.0 Million Revolving Credit Agreement.  In addition, the Company agreed to make mandatory prepayments of the $50.0 Million Revolving Credit Agreement under the conditions described above with respect to the $80.0 Million Credit Agreement.  The financial covenants under the $50.0 Million Revolving Credit Agreement were also amended to increase the required levels of minimum EBITDA (as defined in the Omnibus Amendment) from the levels previously in effect under the $50.0 Million Revolving Credit Agreement.

The $10.0 Million Credit Agreement was amended so that the $10.7 Million Convertible Term Loan will bear a fixed interest rate of 14.5% per year, compared to the interest rate of 9.25% previously in effect and to eliminate the conversion feature of the loan.  In addition, the Company agreed to make mandatory prepayments of the $10.7 Million Credit Agreement under the conditions described above with respect to the $80.0 Million Credit Agreement.

In connection with the sale of the Credit Agreements, all Warrants and stock conversion rights previously issued to affiliates of MCC were cancelled.  Upon execution of the Omnibus Amendment, the Company issued new Warrants to purchase Common Stock for a period of three years at an exercise price of $0.07 per share in the following denominations: a Warrant to acquire 139,000,000 shares to KPC Resolution, and Warrants to acquire an aggregate of 96,000,000 shares to Silver Point.  In addition, on April 13, 2010, the Company issued to Dr. Chaudhuri a three-year Warrant to acquire 170,000,000 shares of common stock at $0.07 in satisfaction of its existing obligation under the Amended and Restated Memorandum of Understanding, dated January 13, 2010.

The new Warrants described in the preceding paragraph provide the holders thereof with certain preemptive, information and registration rights.  Such preemptive rights entitle the holder of each Warrant (so long as such holder or its affiliate remains the holder of the Warrant) the right to acquire additional shares of the Company’s equity securities to maintain such holder’s beneficial ownership in the Company, subject to certain customary exceptions.

In addition, the Company previously granted preemptive rights to Dr. Chaudhuri and William E. Thomas pursuant to which each of them are entitled to acquire additional equity securities of the Company concurrent with future issuances by the Company (subject to certain exceptions) where such issuances would result in dilution of their respective (a) beneficial ownership and/or (b) ownership of outstanding voting securities of the Company to less than the greater of (i) 51.0% (in the case of Dr. Chaudhuri) or 5.0% (in the case of Mr. Thomas) of the outstanding voting shares of the Company and (ii) his respective percentage ownership of the outstanding voting shares of the Company prior to the issuance.  Such rights are contained in the Securities Purchase Agreement, dated July 18, 2008, by and among the Company, Dr. Chaudhuri and Mr. Thomas, as amended on January 30, 2009 and March 6, 2009.  Dr. Chaudhuri is a principal shareholder of the Company and Mr. Thomas is a director of the Company.

ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information including annual and quarterly reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission.  Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the Securities and Exchange Commission at Room 1580, 100 F Street, NE, Washington, DC 20549.  Copies of such material can be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, at Room 1580, 100 F Street, NE, Washington, DC 20549, at prescribed rates.  The Securities and Exchange Commission also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval System may be obtained free of charge.

By Order of the Board of Directors /s/ Kenneth K. Westbrook Kenneth K. Westbrook Chief Executive Officer

APPENDIX A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
INTEGRATED HEALTHCARE HOLDINGS, INC.

I, the undersigned Secretary of Integrated Healthcare Holdings, Inc., a Nevada corporation, do hereby certify that:

1. The Articles of Incorporation of this Corporation are amended and restated to read in full as follows:

ARTICLE I
NAME AND OFFICES

Section 1. NAME. The name of the Corporation is Integrated Healthcare Holdings, Inc.

Section 2. OFFICES. The Corporation may maintain offices for the transaction of any business at such places within or outside of the State of Nevada as it may from time to time determine.  Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders may be held outside the State of Nevada with the same effect as if held in the State of Nevada.

ARTICLE II
PURPOSE

The Corporation is organized for the purpose of engaging in any lawful act or activity, within or outside of the State of Nevada, for which a corporation may be organized under the Nevada Revised Statutes other than the insurance, banking or trust company businesses.

ARTICLE III
CAPITAL STOCK

Section 1. NUMBER. The aggregate number of shares which the Corporation shall have authorized is Eight Hundred Million (800,000,000) shares of common stock with par value of $0.001 per share.

Section 2. CLASSES AND SERIES OF STOCK. The shares of the Corporation are not to be divided into classes.  The Corporation is not authorized to issue shares in series.

Section 3. STATED CAPITAL.  The sum of the amount of consideration received by the Corporation for all shares of the Corporation with par value of $0.001 that have been issued, except such part of the consideration therefor as may have been allocated to capital surplus in a manner permitted by law, shall be the stated capital of the Corporation at any particular time.

Section 4. DIVIDENDS.  The holders of the outstanding capital stock shall be entitled to receive, when and as declared by the Board of Directors, solely out of the unreserved and unrestricted earned surplus of the Corporation, dividends payable either in cash, in property, or in shares of the capital stock of the Corporation.

ARTICLE IV
REGULATION OF INTERNAL AFFAIRS

Section 1.  MEETINGS OF STOCKHOLDERS. Meetings of the stockholders of the Corporation may be held in such place, either within or without the State of Nevada, as may be provided in the Bylaws.  In the absence of any such provision, all meetings shall be held at the registered office of the Corporation.

Section 2.  MEETINGS OF DIRECTORS. Meetings of the Board of Directors of the Corporation, regular or special, may be held either within or without the State of Nevada.

Section 3.  BYLAWS. The Bylaws of the Corporation shall be adopted by its Board of Directors.  The power to alter, amend or repeal the Bylaws, or to adopt new Bylaws, shall be vested in the Board of Directors, except that the Board of Directors may not alter, amend or repeal Bylaws provisions that are specifically authorized or approved by a vote of the stockholders of the Corporation.  The Bylaws may contain any provision for the regulation and management of the affairs of the Corporation not inconsistent with the laws of Nevada or these Articles of Incorporation.

Section 4.  INTEREST OF DIRECTORS IN CONTRACTS. Any contract or other action between the Corporation and one or more of its directors, or between the Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the Corporation or association of which one or more of its directors are stockholders, members, directors, officers, or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of Directors of the Corporation which acts upon, or in reference to, such contract or transaction, and notwithstanding his or their participation in such action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors, shall, nevertheless, authorize, approve and ratify such contract or transaction by a vote of a majority of directors present, such interest of director or directors to be counted in determining whether a quorum is present, but not to be counted in calculating the majority necessary to carry such vote.  This section shall not be construed to invalidate any contract or any transaction which would otherwise be valid under the common and statutory law applicable thereto.

Section 5.  AMENDMENT TO ARTICLE OF INCORPORATION. The Corporation reserves the right from time to time to amend, alter, or repeal, or to add any provision to its Articles of Incorporation in the manner prescribed by the laws of Nevada.

Section 6.  COMPENSATION OF DIRECTORS. The Board of Directors is authorized to make provision for reasonable compensation to its members for their services as directors and to fix the basis and conditions upon which this compensation shall be made.  Any director may also serve in the Corporation in any capacity and receive compensation therefor in any form.

Section 7.  NUMBER OF DIRECTORS. The number of directors of the Corporation shall be as set forth in the Bylaws.  Subject to this limitation, the number of directors may be increased or decreased from time to time by amendment of the Bylaws, but no decrease shall have the effect of shortening the term of any incumbent director.

ARTICLE V
INDEMNIFICATION

Section 1.  ELIMINATION OF LIABILITY. To the maximum extent permitted under the Nevada Revised Statutes, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages arising as a result of any act or failure to act in his capacity as a director or officer of the Corporation.

Section 2.  MANDATORY INDEMNIFICATION. The Corporation shall, to the maximum extent and in the manner permitted by Nevada law, indemnify each of its directors and officers against expenses (including attorneys fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation.  For purposes of this paragraph, a director or officer of the Corporation includes any person (i) who is or was a director or officer of the Corporation, (ii) who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

Section 3.  INDEMNIFICATION; MANDATORY PAYMENT OF EXPENSES. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon and subject to the receipt by the Corporation of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

Section 4.  EFFECT OF AMENDMENT OR REPEAL. Any amendment to or repeal of any of the provisions in this Article V shall only be prospective and shall not adversely affect any right or protection of a director or officer of the Corporation for or with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.

*                  *                  *                  *                  *

2. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors.

3. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of stockholders in accordance with Sections 78.385, 78.390 and 78.403 of the Nevada Revised Statutes.  As of the date of such approval, the total number of outstanding shares of Common Stock of the Corporation was 255,307,262, of which 138,349,832 shares were voted in favor of the Amended and Restated Articles of Incorporation.  The number of shares voted in favor of the amendment and restatement equaled or exceeded the vote required.  The percentage vote required under applicable law and the Articles of Incorporation in effect at the time of this amendment was more than fifty percent (50%) of the outstanding shares of Common Stock.

EXECUTED this ____ day of ______________, 2010.

___________________________ Name: J. Scott Schoeffel Title: Secretary